U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                          ----------------------
                                                             SEC FILE NUMBER
                                                                 0-10124
                                                          ----------------------
                                        (Check One):
                                                          ----------------------
                                                              CUSIP NUMBER
                                                               053667 10 1
                                                          ----------------------

  [X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q and
                           Form 10-QSB [ ] Form N-SAR
                         For Period Ended: June 30, 1997



                  [  ]     Transition Report on Form 10-K
                  [  ]     Transition Report on Form 20-F
                  [  ]     Transition Report on Form 11-K
                  [  ]     Transition Report on Form 10-Q
                  [  ]     Transition Report on Form N-SAR
                  For the Transition Period Ended:  ______________


--------------------------------------------------------------------------------

          Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

--------------------------------------------------------------------------------

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable

--------------------------------------------------------------------------------

Part I--Registration Information

--------------------------------------------------------------------------------

     Full Name of Registrant: Aviation Group, Inc.

     Former Name if Applicable: N/A

     Address of Principal Executive Office (Street and Number)

                             700 North Pearl Street
                                   Suite 2170
                               Dallas, Texas 75201

CORPDAL:85645.2  33821-00002

--------------------------------------------------------------------------------
Part II--Rules 12b-25 (b) and (c)
--------------------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]      (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)      The  subject  annual  report, semi-annual  report,  transition report on Form 10-K, 20-F, 11-K, 10-Q or N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[X]      (c)      The accountant's statement  or other exhibit  required by Rule
                  12b-25(c) has been attached if applicable.

--------------------------------------------------------------------------------
Part III--Narrative
--------------------------------------------------------------------------------

State below in reasonable detail the reasons why annual report, quarterly report, transition report on Form 10-and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB or N-SAR or portion thereof could not be filed within the prescribed period.

     The Company  closed its initial  public  offering  on August 19,  1997.  In
--------------------------------------------------------------------------------
addition,  the Company's  principal  independent  accountants  changed effective
--------------------------------------------------------------------------------
September 3, 1997 as  described in the Form 8-K Current  Report dated August 19,
--------------------------------------------------------------------------------
1997.  Consequently,  the Company has not had  adequate  time to prepare for and
--------------------------------------------------------------------------------
complete its accounting and Form 10-KSB Annual Report. It is the Company's first
--------------------------------------------------------------------------------
experience filing a report as a reporting company.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Part IV--Other Information
--------------------------------------------------------------------------------

(1) Name and telephone number of person to contact in regard to this notification

     Stuart Walker                  214                   922-8100 ext. 1104
         (Name)                   (Area Code)              (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                           [X]  Yes    [  ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                           [X]  Yes    [  ]  No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     During the fiscal year ended June 30, 1997, the Company experienced a net loss of $450,000 on revenues of $9,718,000 and cash flow of $100,000 provided by operating activities.

CORPDAL:85645.2  33821-00002

                              Aviation Group, Inc.
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 25, 1997
                                             By:  /s/ Lee Sanders
                                                  ------------------------------
                                                  Lee Sanders, President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be field with the form.
--------------------------------------------------------------------------------

                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
--------------------------------------------------------------------------------

CORPDAL:85645.2  33821-00002